Exercise of Voting Rights Form

To The Sumitomo Trust & Banking Co., Ltd.

Shareholder No. ________________

Number of Voting Rights

____________ Units

(number of shares which constitute one unit)

Extraordinary Meeting of Shareholders

Proposals	Approval or Disapproval	
Proposal 1	Approval	Disapproval
Proposal 2	Approval	Disapproval

Class Meeting of Ordinary Shareholders

Proposal	Approval	Disapproval

I hereby exercise my voting rights as indicated in the chart located on the upper right hand corner of this Exercise of Voting Rights Form (Approval or Disapproval shall be indicated by circling the appropriate response) in relation to each proposal to be voted on the Extraordinary Meeting of Shareholders and the Class Meeting of Ordinary Shareholders of Sumitomo Trust & Banking Co., Ltd. to be held on December 22, 2010.

In the case of a continued or an adjourned session of each Meeting, I also exercise my voting rights as mentioned above.

If neither "Approval" nor "Disapproval" to a Proposal is indicated, your vote shall be considered a vote approving the proposal.
The Sumitomo Trust & Banking Co., Ltd.

________________, 2010

(Please tear along dotted line)

Shareholder No. ________________

Number of Shares Held on the Record Date (September 30, 2010)

________ shares

Notes:

1. We request that attendees return their Exercise of Voting Rights Forms to the reception desk on the day of the meeting.
2. If you are unable to attend the meeting, you may exercise your voting rights in either of the two ways described below.

[Exercising voting rights in writing]

Please indicate your approval or disapproval of the respective items for resolution and return the Exercise of Voting Rights Form so that it will reach us by 5:00 pm on December 21, 2010.

[Exercising voting rights via the Internet] http://www.webdk.net

Use the "Login Code" and "Password" shown below to enter the site, and input your approval or disapproval votes by following the instructions on the voting screen by 5:00 pm on December 21, 2010.

Login Code:

Password:

The Sumitomo Trust & Banking Co., Ltd.